As filed with the Securities and Exchange Commission on November 5, 2021.

Registration No. 333-260015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARHAUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5712	87-1729256
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

51 E. Hines Hill Road

Boston Heights, Ohio 44236

(440) 439-7700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Reed

Chief Executive Officer

51 E. Hines Hill Road

Boston Heights, Ohio 44236

(440) 439-7700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne Hanselman John J. Harrington Baker & Hostetler LLP 127 Public Square, Suite 2000 Cleveland, Ohio 44114-1214 Tel: (216) 621-0200 Fax: (216) 696-0740	Ian D. Schuman Stelios G. Saffos Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Tel: (212) 906-1200 Fax: (212) 751-4864

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-260015

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

This post-effective amendment shall become effective upon filing with the Securities and Exchange Commission (the “Commission”) in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-1, as amended (File No. 333-260015), declared effective by the Securities and Exchange Commission on November 3, 2021. The Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 462(d) for the sole purpose of replacing Exhibits 5.1 and 23.3 to the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below.

Part II

Information Not Required in Prospectus

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit Number	Description of Exhibits

5.1	Opinion of Baker & Hostetler LLP

23.3	Consent of Baker & Hostetler LLP (included in the opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney

*	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston Heights, State of Ohio on November 5, 2021.

ARHAUS, INC

By:	/s/ John Reed
Name: John Reed
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities set forth opposite their names and on the date indicated above.

Signature	Title	Date

/s/ John Reed	Chief Executive Officer and Director	November 5, 2021
John Reed	(Principal Executive Officer)

	Chief Financial Officer	November 5, 2021
/s/ Dawn Phillipson	(Principal Financial Officer and
Dawn Phillipson	Principal Accounting Officer)

*	Director	November 5, 2021
Albert Adams

*	Director	November 5, 2021
Brad J. Brutocao

*By:	/s/ Dawn Phillipson
Attorney-in-Fact